BUSINESS DEVELOPMENT AND NON-COMPETITION AGREEMENT

         THIS BUSINESS DEVELOPMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is made as of the 7th day of March, 1997 by and among REGENCY RETAIL PARTNERSHIP L.P., a Delaware limited partnership (the "Partnership"), REGENCY REALTY GROUP II, INC., a Florida corporation (the "New Management Company"), and J. ALEXANDER BRANCH III, an individual ("Branch"), under the following circumstances:

         A. Pursuant to the terms and conditions of that certain Contribution Agreement and Plan of Reorganization, dated February 10, 1997 (the "Contribution Agreement"), by and among Branch Properties, L.P., a Georgia limited partnership ("Branch Partnership") and Regency Realty Corporation, a Florida corporation ("Regency"), Branch Partnership has formed the Partnership, to which a wholly owned subsidiary of Regency is making certain cash contributions in exchange for the general partner interest, Branch Partnership is contributing shopping center properties and other assets used in its real estate business, and Branch Partnership is transferring its third party property management for transfer to the New Management Company (collectively, the "Assets").

         B. Branch is an equity holder in Branch Partnership as well as an executive officer of Branch Partnership and is receiving limited partnership interests in the Partnership which Branch Partnership (i) is receiving in exchange for the Assets and (ii) is distributing to its partners.

     C. To induce Regency and the Partnership to enter into the Contribution Agreement and as a condition to closing the transfer of Assets and other transactions contemplated thereby, Branch has agreed to enter into this Agreement.

         D. Branch will not be employed by the Partnership or New Management Company, and the parties wish to delineate certain covenants not to compete on the part of Branch and also to describe the terms of certain business dealings between Branch, on the one hand, and the Partnership and the New Management Company, on the other hand.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                              ARTICLE 1:  DEFINITIONS

         1.1 "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

     1.2 "Branch Principals" means J. Alexander Branch III, Nicholas B. Telesca, Warren R. Hall and Richard H. Lee.

     1.3 "Business" means the direct or indirect acquisition, ownership, operation, control or development of Properties.

         1.4 "Employee" means an individual who works at least an average of 35 hours per week as an employee, or who performs substantially the same functions as such an employee, whether as a direct or indirect owner, partner, director, officer, agent, consultant, independent contractor or otherwise.

         1.5 "First Refusal Notice" means the written notice to be mailed to the Partnership by Branch which shall (i) in the case of Branch's opportunity to acquire or develop a Property, describe in adequate detail the Property (including, without limitation, the street address, legal description, anchor tenants and the seller's asking price) to the extent such information is known by Branch or (ii) in the case of Branch's opportunity to arrange for the sale to a Person other than the Partnership, also will describe in adequate detail the terms and conditions upon which the Property will be offered to such Person (including, without limitation, the price and capitalization rate).

         1.6 "Immediate Family" means a Person's spouse, parents, lineal ascendants or descendants and their spouses, and trusts for the benefit of any of the foregoing.

         1.7 "In Conjunction with Another Branch Principal" means with (i) any other Branch Principal or a member of his Immediate Family or (ii) an entity which is an Affiliate of a Branch Principal or Principals or of any member of his or their Immediate Family, or (iii) any combination of the foregoing.

         1.8 "Indirectly" means through (i) any member of Branch's Immediate Family or (ii) an entity in which Branch or any member of his Immediate Family has any material direct or indirect equity interest.

         1.9 "NonCompete Period" means a period of one year from the date of this Agreement.

         1.10 "Noninterference Period" means a period of three years from the date of this Agreement.

         1.11 "Person" means an individual or a corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or other form of business or legal entity.

         1.12 "Property" means a grocery-anchored shopping center or a free-standing drugstore located in the Territory, provided a Property shall not be deemed to include either (i) any grocery-anchored shopping center having 150,000 square feet or more of net leasable area or (ii) any portfolio of properties if the square footage of net leasable area contained in the grocery-anchored shopping centers included in such portfolio, each of which would otherwise be a "Property", constitutes less than fifty percent (50%) of the total square footage of net leasable area contained in all of the properties included in such portfolio. In addition, none of the real properties scheduled on Exhibit A, attached hereto and incorporated herein by this reference (the "Excluded Properties"), shall be deemed to be a "Property" for the purposes of this Agreement.

         1.13     "Territory" means Georgia.

         1.14 "Third Party Business" means acting as leasing agent for and/or managing Properties that are owned by third parties.

                                         ARTICLE 2:  BUSINESS DEVELOPMENT

         2.1 New Third Party Contracts. During the Noninterference Period, Branch agrees that he will use reasonable best efforts to facilitate new management and leasing contracts between any Branch Partnership client or any new client of Branch with respect to any Property located within the Territory acquired by such client during the Noninterference Period.

         2.2 Existing Relationships. To facilitate a smooth transition during and after the transfer of the Assets to the Partnership and the New Management Company, during the Noninterference Period, Branch agrees that he will assist the Partnership and the New Management Company by recommending to (i) former employees of Branch Partnership hired as employees of the Partnership and/or the New Management Company that they remain employees of the Partnership and/or the New Management Company, as the case may be, and (ii) former clients of Branch Partnership having management or other contracts with the New Management Company on or after the date of this Agreement that they remain as clients of New Management Company and not terminate any such contracts.

         2.3 Office Space. For up to twelve months following the date of this Agreement, Branch shall be entitled to office space and secretarial assistance at the Partnership's principal offices in Atlanta, Georgia, at no charge to Branch (other than reimbursement at the Partnership's actual cost for postage, long distance telephone charges, courier charges and similar third party out-of-pocket expenses, unrelated to the Partnership or the New Management Company or to the conduct of the business of Regency in excess of an aggregate of $250 per month).

         2.4 Director. Branch agrees to fill the newly created vacancy on Regency's Board of Directors and to stand for re-election as a director at Regency's 1997 annual meeting of shareholders.

                                        ARTICLE 3:  RIGHT OF FIRST REFUSAL

         3.1 Right of First Refusal for Acquisition and Development of Properties. If at any time during the NonCompete Period Branch has the opportunity, directly or Indirectly, to (i) acquire or develop a Property or
(ii) arrange for the sale to any Person other than the Partnership, whether as a broker, co-investor, developer or otherwise, of a Property, whether in a purchase of assets or stock, merger, consolidation, exchange or similar transaction, Branch shall give the Partnership the First Refusal Notice offering such Property to the Partnership for purchase or development. If the Partnership, within 10 days after the date of receipt of the First Refusal Notice, does not express an interest, in writing, to Branch in purchasing or developing the Property, or if the Partnership fails either to purchase or enter into a definitive purchase and sale agreement for the Property within the time period set forth in Section 3.2, then for a period of 90 days thereafter, Branch may purchase, enter into a purchase and sale agreement for or arrange for the sale of, as the case may be, the Property (or in the case of a Property to be developed, the land therefor), provided that the terms and conditions of the purchase, purchase and sale agreement or sale are not substantially more favorable to Branch or the buyer than those set forth in the First Refusal Notice. In the event that (i) Branch has not purchased, entered into a definitive purchase and sale agreement for or arranged for the sale of the Property within such 90 day period or (ii) the terms and conditions of a purchase, purchase and sale agreement or sale are substantially more favorable to Branch or the buyer than those set forth in the First Refusal Notice, then the Property shall again become restricted as though it had never been offered to the Partnership in accordance with the terms of this Agreement.

         3.2 Exercise of Right of First Refusal. If the Partnership expresses an interest in purchasing or developing the Property within the 10 day first refusal period provided for in Section , the Partnership must purchase or enter into a definitive purchase and sale agreement for the Property within 30 days after the date of receipt of the First Refusal Notice. In such event, the Partnership shall pay to Branch or his designee at the closing of the purchase of the Property an acquisition fee at applicable market rates in an amount as reasonably agreed to by the Partnership and Branch at the time of execution by the Partnership of a definitive purchase and sale agreement. In the event the Partnership does not purchase or enter into a purchase and sale agreement within such relevant period, then for a period of 90 days thereafter, Branch may purchase, enter into a purchase and sale agreement for or arrange for the sale of, as the case may be, the Property, provided that the terms and conditions of the purchase, purchase and sale agreement or sale are not substantially more favorable to Branch or the buyer than those set forth in the First Refusal Notice. In the event that (i) Branch has not purchased, entered into a definitive purchase and sale agreement or arranged for the sale of the Property within such 90 day period or (ii) the terms and conditions of a purchase, purchase and sale agreement or sale are substantially more favorable to Branch or the buyer than those set forth in the First Refusal Notice, then the Property shall again become restricted as though it had never been offered to the Partnership in accordance with the terms of this Agreement.

     3.3 Confidentiality Covenant. The Partnership agrees that it will enter into a confidentiality agreement on customary terms, as reasonably approved by the Partnership and
                                                         4

Branch, with respect to any information about a Property provided to the Partnership by Branch pursuant to this Article .


                                       ARTICLE 4:  COVENANTS NOT TO COMPETE
                                                AND NOT TO SOLICIT

     4.1 Employment Relationships. During the Noncompete Period, Branch shall not become an Employee of any Person which is engaged as a material part of its business in the Business in the Territory.

         4.2 Duration and Geographic Scope. Except as set forth in Section , during the Noncompete Period, Branch hereby agrees not to directly or Indirectly engage in the Third Party Business in the Territory, and except as set forth below, Branch agrees that Branch shall not, in any other way, directly or Indirectly compete, or give aid or advice to others in competing, with the New Management Company in the conduct of Third Party Business in the Territory, whether as a direct or indirect owner, partner, director, officer, employee, agent, consultant, independent contractor or otherwise.

         4.3 Limitations. The obligations described in Section shall not preclude Branch from owning publicly-traded securities for investment purposes of any entity engaged in the Third Party Business in the Territory, in an amount not exceeding five percent of the total number of outstanding securities of the same class.

         4.4 No Solicitation. During the Noninterference Period, Branch shall not solicit, attempt to solicit, induce, attempt to induce or assist others in attempting to solicit (i) any employee of the Partnership, any Affiliate of the Partnership, the New Management Company or any Affiliate of the New Management Company for the purpose of persuading such employee to leave as an employee of the Partnership or such Affiliate and/or the New Management Company and/or its Affiliates or (ii) any client of the New Management Company or an Affiliate of the Management Company for the purpose of persuading such client to leave as a client of the Management Company or its Affiliate or terminate any management or other contract with the New Management Company or its Affiliate..

         4.5 Remedies. The parties hereby declare and agree that any breach by Branch of this Article will cause the Partnership and/or its Affiliates and/or the New Management Company and/or its Affiliates irreparable injury and damage, and further agree that it would be difficult, if not impossible, to calculate the monetary damages that might accrue to the Partnership and/or its Affiliates and/or the New Management Company and/or its Affiliates as a result of such breach. Accordingly, Branch agrees that in the event of any breach or anticipated breach of the terms or provisions of this Article the Partnership and/or its Affiliates and/or the New Management Company and/or its Affiliates shall be entitled to injunctive or similar equitable relief to prevent a breach of this Article, and Branch waives the claim or defense that the Partnership and/or such Affiliates and/or the New Management Company and/or its Affiliates have an adequate remedy at law. Notwithstanding the foregoing, the Partnership and/or its Affiliates and/or the New Management Company and/or its Affiliates also shall be entitled to obtain monetary damages to the extent calculable as a result of the breach by Branch of the terms and provisions of this Article.

         4.6 Blue Pencil. If any court of competent jurisdiction shall hold that any restriction contained in this Article is unreasonable in duration or geographic scope, such restriction shall be reduced to the extent necessary in the opinion of such court to make it reasonable, the intention of the parties being that the Partnership, the New Management Company, and their respective Affiliates be given the broadest protection allowed by law or equity with respect to such provision in connection with their acquisition of the Assets.


                                             ARTICLE 5:  MISCELLANEOUS

         5.1 Headings. The headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         5.2 Pronouns and Plurals. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         5.3 Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever actually incurred by the prevailing party in connection with such action, including, without limitation, attorneys' fees (whether incurred before or at trial or on appeal) and prejudgment interest.

         5.4 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and, except as otherwise expressly provided shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         5.5 Amendment and Modification. No amendment, modification or discharge of, or supplement to, this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

         5.6 Notices. All notices, demands, requests, and other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified U.S. mail, return receipt requested and postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

 (i)      If to the Partnership:            ii)    If to Branch:
          c/o Regency Realty Corporation           c/o Branch Properties, L.P.
          121 W. Forsyth Street, Stuite 200        400 Colony Square, Suite 1600
          Jacksonville, FL 32202                   1201 Peachtree Street
          Attn:  Bruce M. Johnson                  Atlanta, GA 30361
          Telephone: (904) 356-7000                Telephone:  (404) 892-8900
          Facsimile: (904) 634-3428                Facsimile:  (404) 892-8898

or to such other person or address as a party shall furnish to the other parties in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section .

         5.7 Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.9 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed and enforced in accordance with the laws and judicial decisions of the State of Georgia, without regard to conflict of law principles and excluding the choice of law rules thereof.

         5.10     Assignment; Parties in Interest.

                  5.10.1 No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, that either the Partnership or the New Management Company, without the consent of Branch, may assign its rights and/or obligations under this Agreement, in whole or in part, to Regency or any of its Affiliates.

                  5.10.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, executors, administrators, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         5.11 Severability. Every provision of this Agreement is intended to be severable. If any provision or term of this Agreement, or the application of a provision or term to any person or circumstance, shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions and terms hereof, or the application of such provision of such provision or term to persons or circumstances other than those to which it is held invalid, illegal or enforceable, shall not be affected thereby, and there shall be deemed substituted for the provision or term at issue a valid, legal and enforceable provision as similar as possible to the provision or term at issue.

         5.12 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO
TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO
THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION  SHALL SURVIVE ANY
TERMINATION OF THIS AGREEMENT.

         5.13 Entire Agreement. This Agreement, including the exhibits and other documents referred to herein or furnished pursuant hereto, constitutes the entire understanding and agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         5.14 Excluded Properties and Entities. Notwithstanding anything to the contrary contained herein, the subject matter of this Agreement and Branch's covenants and obligations contained herein (other than Sections and hereof) shall not be applicable to any of the Excluded Properties, nor shall Branch be deemed to have breached any term or provision of this Agreement, including, without limitation, Sections and hereof (even though such action otherwise would have constituted such a breach), to the extent Branch takes any action or fails to take any action, directly or through an Affiliate, in order to discharge the fiduciary obligations of Branch or of any of Branch's Affiliates in the exercise of the authority of any general partner of any of the entities identified on Exhibit B, attached hereto and incorporated herein by this reference, as reasonably and in good faith determined by Branch.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement on the date first written above.


REGENCY RETAIL PARTNERSHIP, L.P.                   /s/ J. Alexander Branch III
                                                       J. ALEXANDER BRANCH III
By:      Regency Atlanta, Inc.,
         Its General Partner                      REGENCY REALTY GROUP II, INC.


     By:  /s/ Bruce M. Johnson                   By:  /s/ Bruce M. Johnson

     Its:  Executive Vice President              Its:  Executive Vice President

\DOCS\SOFT\4364.3|03/05/97 10:18AM|JAXC18|GRD:dbi

                                     EXHIBIT A

                                EXCLUDED PROPERTIES

                                  EXHIBIT B

                                   ENTITIES